Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-132657) of National Interstate Corporation, Registration Statement (Form S-8 No. 333-122998) pertaining to the National Interstate Corporation Long Term Incentive Plan, and Registration Statement (Form S-8 No. 333-145194) pertaining to the National Interstate Savings and Profit Sharing Plan of our reports dated March 7, 2008, with respect to the consolidated financial statements and schedules of National Interstate Corporation, and the effectiveness of internal control over financial reporting of National Interstate Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/  Ernst & Young LLP

Cleveland, Ohio
March 7, 2008